Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Data of the Company and the Elizabethtown Business

The unaudited pro forma condensed combined financial statements and the accompanying notes to the pro forma financial statements (the “pro forma financial statements”) present how the consolidated financial statements of the Company may have appeared had the Transactions (as defined below) occurred at earlier dates. The unaudited pro forma condensed combined statement of income for year ended December 31, 2017 combines the historical consolidated statement of income of the Company and the historical statement of income of the Elizabethtown Gas operating division (the “Elizabethtown Business” or “ETG”) of Pivotal Utility Holdings, Inc., after giving effect to the Transactions (as defined below) as if they had occurred on January 1, 2017, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of the Company and the historical balance sheet of the Elizabethtown Business as of December 31, 2017, after giving effect to the Transactions, as if they had occurred on December 31, 2017.

The following pro forma financial statements present the combination of the historical financial information of the Company and the Elizabethtown Business adjusted to give effect to the proposed acquisition of the Elizabethtown Business, by the Company pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of October 15, 2017 (the “Purchase Agreement”), for an aggregate purchase price equal to $1.69 billion in cash, subject to certain adjustments for the net working capital of the Elizabethtown Business as set forth in the Purchase Agreement (the “ETG Acquisition”). For purposes of the preparation of this pro forma financial information we have made certain assumptions regarding the financing of the ETG Acquisition.  It is not yet certain the precise financing that will be used, and we cannot assure you that our assumptions will be correct.  We have assumed that we will finance the ETG Acquisition using cash on hand, net proceeds of $556.1 million from an offering of common stock (the “Common Stock Offering”) and an offering of Equity Units (the “Equity Unit Offering”) and through assumed borrowings, net of cash paid for fees of $2.4 million, of $530.0 million in aggregate principal amount of a new term loan facility (the “Term Facility”), $250.0 million in aggregate principal amount of new senior unsecured notes (the “Senior Unsecured Notes”), drawdowns of $71.4 million in aggregate principal amount from our existing syndicated revolving credit facility (the “Revolver”), and $314.9 million in aggregate principal amount from our bridge loan commitment (“Bridge Loan”, and together with the “Common Stock Offering,” “Equity Unit Offering,” “Term Facility,” “Senior Unsecured Notes,” and “Revolver”, the “Transactions”). To the extent we raise less proceeds than expected, we would utilize the Bridge Loan, which was entered into in conjunction with the ETG Acquisition. The pro forma financial statements do not reflect any potential asset dispositions.

The accompanying pro forma financial statements have been prepared in accordance with Article 11 of SEC Regulation S-X, and certain financial statement line items included in the Company’s and the Elizabethtown Business’s historical presentation have been condensed. The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on and should be read in conjunction with:

•
the audited consolidated financial statements of the Company as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•
the audited financial statements of the Elizabethtown Business as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 and the related notes, which are included elsewhere in this Current Report on Form 8-K filed with the SEC on April 17, 2018.

The pro forma financial statements do not reflect the costs of any integration activities, possible or pending asset dispositions, the benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Transactions. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the Company’s or the Elizabethtown Business’s financial results when the Transactions are completed or the $10.0 million aggregate cash purchase of Elkton Gas operating division, which is considered to be immaterial for purposes of the pro forma financial statements.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the combined company for any future period or as of any future date. The pro forma financial statements have been prepared in advance of the close of the ETG Acquisition and related Transactions; the final amounts recorded upon the closing of the Transactions may differ materially from the information presented.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or “GAAP” standards, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial data and the combined company’s future results of operations and financial position.

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Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017
 (in thousands)
	Historical SJI	Historical ETG	ETG Acquisition Adjustments		Financing Adjustments		Pro Forma
	(Note 3)	(Note 3)	(Note 4)		(Note 5)
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$2,652,244	$1,322,354	$(44,949	)(i)	$—		$3,929,649
Accumulated Depreciation	(498,161)	(267,019)	19,637	(i)	—		(745,543)
Nonutility Property and Equipment, net	546,114	—	—		—		546,114
Property, Plant and Equipment — Net	2,700,197	1,055,335	(25,312)		—		3,730,220

Investments:
Total Investments	94,204	—	—		—		94,204

Current Assets:
Cash and Cash Equivalents	7,819	—	(1,720,000	)(a)	1,720,000(a	)	7,819
Accounts Receivable, net	266,681	66,042	—		—		332,723
Natural Gas in Storage, average cost	48,513	20,913	—		—		69,426
Materials and Supplies, average cost	4,239	307	—		—		4,546
Other Prepayments and Current Assets	111,741	29,607	(21,544	)(h)	—		119,804
Total Current Assets	438,993	116,869	(1,741,544)		1,720,000		534,318

Regulatory and Other Noncurrent Assets:
Regulatory Assets	469,224	131,590	—		—		600,814
Goodwill and Identifiable Intangible Assets	16,058	126,020	628,834	(b)	—		770,912
Other	146,410	40	—		—		146,450
Total Regulatory and Other Noncurrent Assets	631,692	257,650	628,834		—		1,518,176
Total Assets	$3,865,086	$1,429,854	$(1,138,022)		$1,720,000		$5,876,918

Capitalization and Liabilities
Equity:
Common Stock	$99,436	$—	$—		$14,509	(c)	$113,945
Premium on Common Stock	709,658	166,377	(166,377	)(e)	273,465	(c),(d)	983,123
Treasury Stock (at par)	(271)	—	—		—		(271)
Accumulated Other Comprehensive Loss	(36,765)	—	—		—		(36,765)
Retained Earnings	420,351	281,028	(311,028	)(e)	2,605	(c),(e)	392,956
Total Equity	1,192,409	447,405	(477,405)		290,579		1,452,988
Long—Term Debt	1,122,999	447,825	(447,825	)(d)	1,099,314	(b)	2,222,313
Total Capitalization	2,315,408	895,230	(925,230)		1,389,893		3,675,301

Current Liabilities:
Notes Payable	346,400	—	—		304,456	(e)	650,856
Current Portion of Long—Term Debt	63,809	—	—		—		63,809
Accounts Payable	284,899	94,654	(81,903	)(c)	—		297,650
Other Current Liabilities	187,974	33,981	—		8,244	(d)	230,199
Total Current Liabilities	883,082	128,635	(81,903)		312,700		1,242,514

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes – Net	86,884	130,889	(130,889	)(h)	—		86,884
Regulatory Liabilities	287,105	121,497	—		—		408,602
Other	292,607	153,603	—		17,407	(d)	463,617
Total Deferred Credits and Other Noncurrent Liabilities	666,596	405,989	(130,889)		17,407		959,103
Total Capitalization and Liabilities	$3,865,086	$1,429,854	$(1,138,022)		$1,720,000		$5,876,918

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2017
(in thousands, except per share amounts)

	Historical SJI	Historical ETG	ETG Acquisition Adjustments		Financing Adjustments		Pro Forma
	(Note 3)	(Note 3)	(Note 4)		(Note 5)
Operating Revenues:
Utility	$512,482	$304,747	$—		$—		$817,229
Nonutility	730,586	—	—		—		730,586
Total Operating Revenues	1,243,068	304,747	—		—		1,547,815
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	199,660	135,850	—		—		335,510
— Nonutility	646,567	—	—		—		646,567
Operations	174,200	58,326	(14,481	)(g)	—		218,045
Impairment Charges	91,299	—	—		—		91,299
Maintenance	19,727	8,248	—		—		27,975
Depreciation	100,718	27,163	(4,653	)(i)	—		123,228
Energy and Other Taxes	6,487	4,917	—		—		11,404
Total Operating Expenses	1,238,658	234,504	(19,134)		—		1,454,028
Operating Income	4,410	70,243	19,134		—		93,787

Other Income and Expense	15,474	1,460	—		—		16,934
Interest Charges	(54,019)	(15,960)	16,097	(c),(d)	(54,995	)(f)	(108,877)
(Loss) income Before Income Taxes	(34,135)	55,743	35,231		(54,995)		1,844
Income Taxes	24,937	(21,926)	(13,564	)(f)	21,173	(g)	10,620
Equity in Earnings of Affiliates	5,794	—	—		—		5,794
(Loss) Income from Continuing Operations	$(3,404)	$33,817	$21,667		$(33,822)		$18,258

Basic Earnings Per Common Share: (Note 6)
Continuing Operations	$(0.04)	$—					$0.20
Basic Earnings Per Common Share	$(0.04)	$—					$0.20

Average Shares of Common Stock Outstanding – Basic (Note 6)	79,541	—					91,148

Diluted Earnings Per Common Share: (Note 6)
Continuing Operations	$(0.04)	$—					$0.20
Diluted Earnings Per Common Share	$(0.04)	$—					$0.20

Average Shares of Common Stock Outstanding – Diluted (Note 6)	79,541	—					91,148

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The pro forma financial statements present the pro forma condensed combined financial position and results of operations based upon the historical financial statements of SJI and ETG, after giving effect to the Transactions and are intended to reflect the impact of such on SJI’s consolidated financial statements. Certain reclassifications have been included in the pro forma financial statements in order to align the historical financial statement presentation of SJI and ETG. See “Note 3. Reclassifications” herein for additional information on the reclassifications.

The ETG Acquisition is considered a business combination, and therefore will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 Business Combinations (“ASC 805”). Under the acquisition method of accounting for purposes of these pro forma financial statements, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that management believes are reasonable. The preliminary allocation of the estimated purchase price to the net tangible and intangible assets acquired and liabilities assumed, as described in “Note 2. Purchase Price and Preliminary Purchase Price Allocation” to these pro forma financial statements, is based on various preliminary estimates. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting, which will be based on the actual net tangible and identifiable intangible assets that exist as of the closing of the Transactions, may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying pro forma financial statements and SJI’s future results of operations and financial position.

The intended financing for the ETG Acquisition will consist of cash on hand, proceeds from the Common Stock Offering, Equity Unit Offering, Revolver, Bridge Loan, Senior Unsecured Notes and Term Facility (together with Senior Unsecured Notes, the “Notes and Facility”). We expect the Senior Unsecured Notes to be comprised of a 2.00% $90.0 million tranche due 2021, a 2.25% $80.0 million tranche due 2028 and a 2.25% $80.0 million tranche due 2030, but we have not yet executed definitive documentation with respect to such notes. The Term Facility is comprised of a $530.0 million tranche due 2020 that bears interest at a variable rate at the option of the borrower, as defined as either the one or three month LIBOR Rate plus 0.90% per annum. The Revolver is comprised of a five year, unsecured $400.0 million revolving credit agreement that is syndicated among several banks. As of December 31, 2017, $149.0 million remained undrawn and our weighted average interest rate on outstanding borrowings, which changes daily, was 2.46%. After the drawdown of $71.4 million as part of the financing for the ETG Acquisition, the Company will have $77.6 million remaining undrawn from the Revolver. The Bridge Loan is a 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount of $2.2 billion that bears interest at a variable rate at the option of the borrower, as defined as either the one, two, three or six month LIBOR Rate plus the applicable LIBOR Margin. The commitment under the Bridge Loan may be reduced permanently or terminated in whole or in part by the Company at any time without penalty. The Company intends to draw $314.9 million in aggregate principal from the Bridge Loan. Each Equity Unit will have a stated amount of $50 and will initially be in the form of a corporate unit consisting of a contract to purchase SJI common stock and a 1/20 or 5% undivided beneficial ownership interest in a $1,000 principal amount of our remarketable junior subordinated notes due 2031 (“RSNs”). The stock purchase contracts obligate the holders to purchase shares of SJI’s common stock at a future settlement date of approximately three years from the issuance date, subject to earlier termination or settlement. The RSNs are pledged as collateral to secure the purchase of common stock under the stock purchase contracts. The net proceeds from the sale of the Equity Units will be allocated between the purchase contracts and the RSNs in proportion to their respective fair market values at the time of issuance. The RSNs will be classified as long-term debt. The present value of the contract adjustment payments will be initially charged to shareholders’ equity, with an offsetting credit to liabilities. This liability is accreted over the life of the purchase contract by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability. For purposes of the pro forma financial statements, SJI has assumed (x) it will make quarterly payments on the RSN’s and quarterly contract adjustment payments on the stock purchase contracts each at a rate of 3.63% and (y) no exercise of the over-allotment option to purchase additional Equity Units by the underwriters in the Equity Units offering.

The final structure and terms of the financing will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, long—term debt and additional paid—in capital, and various components of the unaudited pro forma condensed combined statement of income including interest expense, earnings per share and weighted average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma financial information could be material.

The unaudited pro forma condensed combined statement of income does not reflect the non—recurring expenses expected to be incurred in connection with the Transactions, including fees to attorneys, accountants and other professional advisors, and other transaction—related costs that will not be capitalized. However, the impact of such expenses are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a corresponding decrease to cash.

The pro forma financial statements do not reflect the restructuring or integration activities that have yet to be determined or other costs that may be incurred to achieve cost or growth synergies subsequent to the closing of the Transactions. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustment has been made. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact SJI’s or ETG’s financial results when the Transactions are completed or the $10.0 million aggregate cash purchase of Elkton or Elkton’s assets, liabilities or results, which are considered immaterial for purposes of the pro forma financial statements.

2.	Purchase Price and Preliminary Purchase Price Allocation

The pro forma adjustments include a preliminary allocation of the estimated purchase price of ETG to the estimated fair values of assets acquired and liabilities assumed at the acquisition date. The final allocation of the purchase price could differ materially from the preliminary allocation primarily because market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the Transactions compared to the amounts assumed for the pro forma adjustments. As part of the acquisition, SJI will not acquire any cash or cash equivalent assets of ETG at the time of close. Therefore, the estimated purchase price used in the preliminary purchase price allocation is $1.69 billion, which is subject to customary post—closing adjustments for the net working capital of ETG, the amount of which is to be determined and agreed to after closing, subject to a review period in accordance with the Purchase Agreement. Accordingly, no purchase price adjustment has been reflected in the pro forma financial statements.

Preliminary purchase price allocation

ETG’s regulated natural gas distribution operations are subject to the retail rate—setting authority of the New Jersey Board of Public Utilities, which includes provisions in place that provide revenues to recover costs of service, including a carrying charge on most net assets and liabilities. The historical book value of the assets acquired and liabilities assumed approximates fair value given the regulatory environment under which ETG operates. Given the timeframe since entry into the Purchase Agreement, it is not practicable to have completed the valuation surrounding the impact of a potential pro forma adjustment for the difference in the book and tax basis of Property, plant and equipment at this time. Accordingly, a pro forma adjustment to the corresponding deferred tax assets has not been reflected in the pro forma balance sheet.

The following is a summary of the preliminary purchase price allocation giving effect to the ETG Acquisition as if it had been consummated on December 31, 2017:

(In Thousands)
Property, plant and equipment	$1,030,023
Accounts Receivable, net	66,042
Natural Gas in Storage	20,913
Materials and Supplies	307
Other Prepayments and Current Assets	8,063
Regulatory Assets	131,590
Goodwill	754,854
Other	40
Total assets acquired	2,011,832
Accounts Payable	12,751
Other Current Liabilities	33,981
Regulatory Liabilities	121,497
Other	153,603
Total liabilities assumed	321,832
Net assets acquired	$1,690,000

3.	Reclassifications

Certain reclassifications have been made to amounts in the historical consolidated financial information of SJI and ETG to conform the financial statement presentation, including reclassifying the following:

ETG reclassifications in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2017

	Before			After
(In Thousands)	Reclassification	Reclassification		Reclassification
Operating revenues	304,747	(304,747	)(a)	—
Operating Revenues – Utility	—	304,747	(a)	304,747
Cost of natural gas	135,850	(135,850	)(b)	—
Cost of Sales – Utility	—	135,850	(b)	135,850
Other operations and maintenance	66,574	(66,574	)(c)	—
Operating Expenses – Operations	—	58,326	(c)	58,326
Operating Expenses – Maintenance	—	8,248	(c)	8,248
Depreciation and amortization	27,163	(27,163	)(d)	—
Operating Expenses – Depreciation	—	27,163	(d)	27,163
Taxes other than income taxes	4,917	(4,917	)(e)	—
Operating Expenses – Energy and Other Taxes	—	4,917	(e)	4,917
Other income, net	1,460	(1,460	)(f)	—
Other Income and Expense		1,460	(f)	1,460
Interest expense, net of amounts capitalized	(15,960)	15,960	(g)	—
Interest Charges	—	(15,960	)(g)	(15,960)

(a)	Represents the reclassification of Operating revenues on ETG’s statement of income into Operating Revenues – Utility to conform to SJI’s statement of income presentation.

(b)	Represents the reclassification of Cost of natural gas on ETG’s statement of income into Cost of Sales — Utility to conform to SJI’s statement of income presentation.

(c)
Represents the reclassification of Other operations and maintenance on ETG’s statement of income into Operating Expenses – Operations and Operating Expenses – Maintenance to conform to SJI’s statement of income presentation.

(d)	Represents the reclassification of Depreciation and amortization on ETG’s statement of income into Operating Expenses – Depreciation to conform to SJI’s statement of income presentation.

(e)	Represents the reclassification of Taxes other than income taxes on ETG’s statement of income into Operating Expenses – Energy and Other Taxes to conform to SJI’s statement of income presentation.

(f)	Represents the reclassification of Other income, net on ETG’s statement of income into Other Income and Expense to conform to SJI’s statement of income presentation.

(g)	Represents the reclassification of Interest expense, net of amounts capitalized on ETG’s statement of income into Interest Charges to conform to SJI’s statement of income presentation.

ETG reclassifications in the unaudited pro forma condensed combined balance sheet as of December 31, 2017

	Before			After
(In Thousands)	Reclassification	Reclassification		Reclassification
Customer accounts receivable	29,078	(29,078	)(h)	—
Unbilled revenues	35,209	(35,209	)(h)	—
Other accounts and notes receivable	6,659	(6,659	)(h)	—
Accumulated provision for uncollectible accounts	(4,904)	4,904	(h)	—
Accounts Receivable, net	—	66,042	(h)	66,042
Materials and supplies	307	(307	)(i)	—
Materials and Supplies, average cost	—	307	(i)	307
Natural gas for sale	20,913	(20,913	)(j)	—
Natural Gas in Storage, average cost	—	20,913	(j)	20,913
Prepaid taxes	21,544	(21,544	)(k)	—
Regulatory assets, current	7,922	(7,922	)(k)	—
Other current assets	141	(141	)(k)	—
Other Prepayments and Current Assets	—	29,607	(k)	29,607
In service	1,290,302	(1,290,302	)(l)	—
Construction work in progress	32,052	(32,052	)(l)	—
Utility Plant, at original cost	—	1,322,354	(l)	1,322,354
Accumulated depreciation	(267,019)	267,019	(m)	—
Accumulated Depreciation — Utility Plant	—	(267,019	)(m)	(267,019)
Goodwill	126,020	(126,020	)(n)	—
Goodwill and Identifiable Intangible Assets	—	126,020	(n)	126,020
Regulatory assets, deferred	131,590	(131,590	)(o)	—
Regulatory Assets		131,590	(o)	131,590
Other deferred charges and assets	40	(40	)(p)	—
Other	—	40	(p)	40
Due to affiliates	81,903	(81,903	)(q)	—
Accounts payable	12,751	(12,751	)(q)	—
Accounts Payable	—	94,654	(q)	94,654
Customer deposits	7,299	(7,299	)(r)	—
Other accrued taxes	140	(140	)(r)	—
Liabilities from risk management activities, net of collateral	1,694	(1,694	)(r)	—
Accrued environmental remediation, current	9,700	(9,700	)(r)	—
Accrued compensation	3,445	(3,445	)(r)	—
Regulatory liabilities, current	10,197	(10,197	)(r)	—
Other current liabilities	1,506	(1,506	)(r)	—
Other Current Liabilities	—	33,981	(r)	33,981
Accumulated deferred income taxes	130,889	(130,889	)(s)	—
Deferred Income Taxes — Net	—	130,889	(s)	130,889
Other regulatory liabilities, deferred	456	(456	)(t)	—
Deferred credits related to income tax	121,041	(121,041	)(t)	—
Regulatory Liabilities	—	121,497	(t)	121,497
Employee benefit obligations	18,909	(18,909	)(u)	—
Other cost of removal obligations	57,819	(57,819	)(u)	—
Accrued environmental remediation, deferred	75,437	(75,437	)(u)	—
Other deferred credits and liabilities	1,438	(1,438	)(u)	—
Other	—	153,603	(u)	153,603
Paid—in capital	166,377	(166,377	)(v)	—
Premium on Common Stock	—	166,377	(v)	166,377

(h)
Represents the reclassification of Customer accounts receivable, Unbilled revenues, Other accounts and notes receivable, and Accumulated provision for uncollectible accounts on ETG’s balance sheet into Accounts Receivable, net to conform to SJI’s balance sheet presentation.

(i)	Represents the reclassification of Materials and supplies on ETG’s balance sheet into Materials and Supplies, average cost to conform to SJI’s balance sheet presentation.

(j)	Represents the reclassification of Natural gas for sale on ETG’s balance sheet into Natural Gas in Storage, average cost to conform to SJI’s balance sheet presentation.

(k)
Represents the reclassification of Prepaid taxes, Regulatory assets, current, and Other current assets on ETG’s balance sheet into Other Prepayments and Current Assets to conform to SJI’s balance sheet presentation.

(l)
Represents the reclassification of Property, Plant, and Equipment: In service and Construction work in progress on ETG’s balance sheet into Utility Plant, at original cost to conform to SJI’s balance sheet presentation.

(m)
Represents the reclassification of Property, Plant, and Equipment: Less accumulated depreciation on ETG’s balance sheet into Accumulated Depreciation — Utility Plant to conform to SJI’s balance sheet presentation.

(n)	Represents the reclassification of Goodwill on ETG’s balance sheet into Goodwill and Identifiable Intangible Assets to conform to SJI’s balance sheet presentation.

(o)	Represents the reclassification of Regulatory assets, deferred on ETG’s balance sheet into Regulatory Assets to conform to SJI’s balance sheet presentation.

(p)	Represents the reclassification of Other deferred charges and assets on ETG’s balance sheet into Other to conform to SJI’s balance sheet presentation.

(q)	Represents the reclassification of Due to affiliates and Accounts payable on ETG’s balance sheet into Accounts Payable to conform to SJI’s balance sheet presentation.

(r)
Represents the reclassification of Customer deposits, Other accrued taxes, Liabilities from risk management activities, net of collateral, Accrued environmental remediation, current,  Accrued compensation, Regulatory liabilities, current, and Other current liabilities on ETG’s balance sheet into Other Current Liabilities to conform to SJI’s balance sheet presentation.

(s)	Represents the reclassification of Accumulated deferred income taxes on ETG’s balance sheet into Deferred Income Taxes — Net to conform to SJI’s balance sheet presentation.

(t)
Represents the reclassification of Other regulatory liabilities, deferred and Deferred credits related to income tax on ETG’s balance sheet into Regulatory Liabilities to conform to SJI’s balance sheet presentation.

(u)
Represents the reclassification of Employee benefit obligations, Other cost of removal obligations, Accrued environmental remediation, deferred, and Other deferred credits and liabilities on ETG’s balance sheet into Other to conform to SJI’s balance sheet presentation.

(v)	Represents the reclassification of Paid—in capital on ETG’s balance sheet into Premium on Common Stock to conform to SJI’s balance sheet presentation.

4.	ETG Acquisition Related Pro Forma Adjustments

The pro forma financial statements reflect the following adjustments related to the ETG Acquisition:

(a)	Adjustment to cash represents the following:

As of
(In Thousands)	December 31, 2017
Estimated Purchase Price	$(1,690,000)
Cash paid for transaction costs expected to be incurred through the consummation of the Transactions(1)	(30,000)
Total adjustment to Cash and Cash Equivalents	$(1,720,000)

(1)
These fees are recorded against retained earnings solely for the purposes of this presentation. As there is no continuing impact of these transaction costs on SJI’s results, the fees are not included in the unaudited pro forma condensed combined statement of income.

(b)
Adjustment to eliminate ETG’s historical goodwill of $126.0 million and to recognize goodwill related to the proposed ETG Acquisition of $754.8 million. Goodwill is calculated as the difference between the estimated purchase price and the fair value of identifiable tangible and intangible assets acquired net of liabilities assumed. The adjustment is preliminary and subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price.

(c)
Adjustment to eliminate ETG’s amounts due to affiliates of $81.9 million that will not be assumed by SJI as part of the ETG Acquisition and $13.4 million of intercompany interest that will not be assumed by SJI as part of the ETG Acquisition.

(d)	Adjustment to eliminate $447.8 million of ETG’s long—term debt and $2.7 million of related interest expense that will not be assumed by SJI as part of the ETG Acquisition.

(e)
Adjustment to eliminate ETG’s historical stockholder’s equity of $447.4 million and to record $30.0 million of estimated transaction costs expected to be incurred through the consummation of the ETG Acquisition. These costs are recorded against retained earnings solely for the purposes of this presentation. As there is no continuing impact of these transaction costs on SJI’s results, the fees are not included in the unaudited pro forma condensed combined statement of income.

(f)
Adjustment to record the income tax impacts of the pro forma adjustments using a blended statutory tax rate of 38.5%. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.

(g)	Adjustment to eliminate $14.5 million of one—time transaction costs incurred by SJI that are directly attributable to the ETG Acquisition.

(h)	Adjustment to eliminate $21.5 million of ETG’s prepaid taxes and $130.9 million of ETG’s accumulated deferred income taxes that will not be assumed by SJI as part of the ETG Acquisition.

(i)
Adjustment to eliminate $44.9 million of ETG’s IT assets, $19.6 million of ETG’s related accumulated depreciation and $4.7 million of depreciation expense that will not be assumed by SJI as part of the ETG Acquisition.

5.	Financing Related Pro Forma Adjustments

The pro forma financial statements reflect the following adjustments related to the expected financing, the assumed proceeds of which are expected to be used in part to fund the ETG Acquisition:

(a)	Adjustment to cash represents the following:

As of
(In Thousands)	December 31, 2017
Amounts borrowed related to the Senior Unsecured Notes	$250,000
Amounts borrowed related to the Term Facility	530,000
Amounts received related to the Equity Unit Offering	250,000
Amounts received related to the Common Stock Offering	325,000
Amounts received related to the Revolver drawdown	71,425
Amounts received related to the Bridge Loan drawdown	314,875
Cash paid for fees related to the Notes and Facility	(2,425)
Cash paid for fees related to Equity Unit Offering	(7,500)
Cash paid for fees related to Common Stock Offering	(11,375)
Total adjustment to Cash and Cash Equivalents	$1,720,000

(b)	Adjustment to debt represents the following:

As of
(In Thousands)	December 31, 2017
Record aggregate principal amount of the Senior Unsecured Notes	$250,000
Record aggregate principal amount of the Term Facility	530,000
Record aggregate principal amount of RSNs from Equity Unit Offering	250,000
Record aggregate principal amount of the Revolver drawdown	71,425
Reclassify Bridge Loan unamortized debt issuance costs to Notes Payable (1)	7,814
Less: financing fees related to the Notes and Facility	(2,425)
Less: financing fees related to RSNs from Equity Unit Offering	(7,500)
Total adjustment to Long—Term Debt	$1,099,314

(1)
esents the reclassification of the remaining capitalized unamortized debt issuance costs from Long-Term Debt within the historical balance sheet of the Company as of December 31, 2017 to Notes Payable within the pro forma financial statements. The Company entered into the Bridge Loan agreement on October 15, 2017 and paid $10.4 million in cash related to debt issuance costs. In order to give effect to the Transactions as if they had occurred on December 31, 2017, the Bridge Loan would be due in 364 days from the balance sheet date, which would require classification of these debt issuance costs as a current contra-liability off-setting Notes Payable.

(c)	Adjustment to the components of SJI’s equity represent the following:

	As of December 31, 2017
	Issuance of	Issuance of	Total
(In Thousands)	Common Stock	Equity Units	Adjustment
Common Stock	$14,509	$—	$14,509
Premium on Common Stock	299,116	(25,651)	273,465
Treasury stock (at par)	—	—	—
Accumulated Other Comprehensive Loss	—	—	—
Retained Earnings	—	—	—
Pro Forma adjustment to Total Equity for Issuances	$313,625	$(25,651)	$287,974
Add back - Retained Earnings impact of amortized debt issuance costs related to Bridge Loan (1)			2,605
Pro Forma adjustment to Total Equity			$290,579

(1)
esents the add back of amortized debt issuance costs recognized by the Company within the historical consolidated statement of income for the year ended December 31, 2017 related to Bridge Loan entered into on October 15, 2017. The debt issuance costs were amortized in the fourth quarter of 2017, and have been added back in order to give effect to the Transactions as if they had occurred on December 31, 2017.

(d)
Adjustment to classify the present value of the total contractual adjustment payment liability of $25.7 million related to the Equity Unit Offering between Other Current Liabilities and Other of $8.3 million and $17.4 million, respectively.

(e)	Adjustment to Notes Payable consists of the following:

As of
(In Thousands)	December 31, 2017
Record aggregate principal amount of the Bridge Loan	$314,875
Reclassify Bridge Loan unamortized debt issuance costs to Notes Payable (1)	(7,814)
Add back amortized debt issuance costs issuances related to Bridge Facility (2)	(2,605)
Total adjustment to Notes Payable	$304,456

(1)
Represents the reclassification of the remaining capitalized unamortized debt issuance costs from Long-Term Debt within the historical balance sheet of the Company as of December 31, 2017 to Notes Payable within the pro forma financial statements. The Company entered into the Bridge Loan agreement on October 15, 2017 and paid $10.4 million in cash related to debt issuance costs. In order to give effect to the Transactions as if they had occurred on December 31, 2017, the Bridge Loan would be due in 364 days from the balance sheet date, which would require classification of these debt issuance costs as a current contra-liability off-setting Notes Payable.

(2)
Represents the add back of amortized debt issuance costs recognized by the Company within the historical consolidated statement of income for the year ended December 31, 2017 related to Bridge Loan entered into on October 15, 2017. The debt issuance costs were amortized in the fourth quarter of 2017, and have been added back in order to give effect to the Transactions as if they had occurred on December 31, 2017.

(f)	Adjustment to interest expense consists of the following:

Year ended
(In Thousands)	December 31, 2017
Interest expense related to new debt borrowings(1)	$23,813
Interest expense related to Equity Units(2)	9,856
Interest expense related to draw down from Bridge Loan(3)	10,696
Interest expense related to draw down from existing revolver(4)	1,757
Amortization of deferred financing fees(5)	8,873
Pro forma adjustment to Interest Charges	$54,995

(1)	Comprised of interest expense related to the Notes and Facility.

(2)	Comprised of interest expense related to the RSNs and accretion of the contract adjustment liability over the life of the purchase contract for the corporate units.

(3)	Comprised of interest expense related to the Bridge Loan.

(4)	Comprised of interest expense related to the Revolver.

(5)
Represents fees paid to the initial purchasers for their services in arranging and structuring the financing as well as other debt issuance costs. Deferred financing fees are amortized using the effective interest method.

The adjustment to interest expense assumes the principal, stated amount, assumed rates on the Equity Units, stated rates on the Bridge Loan,  Notes and Facility, and the pro forma weighted average shares outstanding do not change from those assumed as described herein, however, 0.125% change in the respective variable interest rate of the Term Facility and Bridge Loan would result in an increase or decrease in pro forma annual interest expense of approximately $1.1 million and would increase or decrease pro forma annual earnings per share (basic and diluted) by approximately $0.01 per share;

(g)
Adjustment to record the income tax impacts of the pro forma adjustments using a blended statutory tax rate of 38.5%. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.

6.           Pro Forma Earnings Per Share

The unaudited pro forma combined basic and diluted earnings per share (“EPS”) for the year ended December 31, 2017 are based on pro forma income from continuing operations reflecting the adjustments discussed above divided by the basic and diluted pro forma weighted—average number of common shares outstanding. The unaudited pro forma basic EPS calculation gives effect to the assumed issuance of 11.6 million shares of common stock related to the Common Stock Offering as if they were issued and outstanding as of January 1, 2017, such that the total average of weighted shares outstanding would be 91.1 million for the year ended December 31, 2017 on a pro forma combined basis. The unaudited pro forma diluted EPS calculation should give effect to all potentially dilutive shares following the close of the Transactions, including: (i) shares issuable pursuant to the share purchase contracts as part of the issuance of the Equity Units, based on the application of the treasury stock method, and (ii) shares issuable pursuant to the forward sale agreement as part of the issuance of common stock, based on the application of the treasury stock method. For purposes of calculating unaudited pro forma diluted EPS, the exercise of the share purchase contracts and exercise of the forward sale agreement is assumed to have occurred at the beginning of the period. The shares issuable pursuant to the exercise of the share purchase contracts and the exercise of the forward sale have been excluded from the calculation of unaudited pro forma diluted EPS because the effect would have been anti-dilutive.

The unaudited pro forma basic and diluted EPS are calculated as follows:

Year ended
(In Thousands Except Share and Per Share Data)	December 31, 2017
Pro Forma Basic EPS
Pro forma income from continuing operations	$18,258
Pro forma basic weighted—average common stock outstanding	91,148
Pro forma basic EPS	$0.20

Pro Forma Diluted EPS
Pro forma income from continuing operations	$18,258
Pro forma diluted weighted—average common shares outstanding	91,148
Pro forma diluted EPS	$0.20

In addition to the impacts to pro forma annual earnings per share (basic and diluted) described in adjustment (e) within “Note 5. Financing Related Pro Forma Adjustments”, and assuming the offering price per common share, the aggregate dollar amount of common stock issued and the pro forma weighted average shares outstanding do not change from those assumed as described herein:

•
Each $25 million change in the gross proceeds from the issuance of the common stock (including as a result of the underwriters fully exercising their option to purchase additional shares of common stock, which is limited to a maximum of 1.9 million additional shares) would increase or decrease pro forma weighted—average shares outstanding by approximately 2.8 million shares, and would increase or decrease pro forma annual earnings per share (basic and diluted) by less than $0.02 per share (assuming the offering price per common share does not change from that assumed as described herein).

•
Each $1.00 per share change in the assumed offering price of the common stock of $28.00 per share would, in the aggregate, increase or decrease pro forma weighted—average shares outstanding by approximately 0.4 million shares, and would increase or decrease pro forma annual earnings per share (basic and diluted) by an immaterial amount (assuming the aggregate dollar amount of common stock issued does not change from that assumed as described herein).